Exhibit 4.33

CARTA DE COMPROMISO

DE:Grupo FerroAtlántica, S.A.U. (“GFAT”),  FerroAtlántica, S.A.U.  (“FAT”) y Ferrosolar Opco Group, S.L (“Opco”)

A:Aurinka Photovoltaic Group, S.L. (“Aurinka”)

GFAT, FAT, Opco, y Aurinka, en adelante, será conjuntamente denominados las “Partes”.

En Madrid, a 11 de julio de 2019.

Ref.: Acuerdo de resolución de mutuo acuerdo del consultancy services agreement que fue suscrito entre FerroAtlántica, S.A.U. y Aurinka Photovoltaic Group, S.L. el 28 de abril de 2017, celebrado entre FerroAtlántica, S.A.U., Ferrosolar OpCo Group, S.L., Grupo FerroAtlántica, S.A.U. y Aurinka Photovoltaic Group, S.L. con fecha 11 de julio de 2019.

Estimados Sres.:

Hacemos referencia al contrato de resolución de mutuo acuerdo del consultancy services agreement que fue suscrito entre FerroAtlántica, S.A.U. y Aurinka Photovoltaic Group, S.L. el 28 de abril de 2017, celebrado entre FerroAtlántica, S.A.U., Ferrosolar OpCo Group, S.L., Grupo FerroAtlántica, S.A.U. y Aurinka Photovoltaic Group, S.L. con fecha el 11 de julio de 2019 (en adelante, el “Acuerdo de Resolución”).

Los términos en mayúscula en la presente carta de compromiso (en adelante, la “Carta”) que no estén expresamente definidos en la misma tendrán el significado que se les atribuye en el Acuerdo de Resolución.

En caso de discrepancia entre el contenido del Acuerdo de Resolución y el de esta Carta, prevalecerá lo indicado en esta última.

Por medio de la presente Carta, las Partes desean establecer obligaciones adicionales en relación con el Acuerdo de Resolución, las cuales no han sido incluidas en el mismo por motivos de confidencialidad. La presente Carta será considerada como un complemento y modificación del Acuerdo de Resolución y, por tanto, parte integrante del mismo.

Dado que la Indemnización pactada en el Acuerdo de Resolución es en concepto daños y perjuicios, incluyendo el lucro cesante, y no constituye en ningún caso retribución por prestación de servicios, las GFAT, FAT y Opco entienden que la Indemnización no está sujeta a IVA.

No obstante lo anterior, en caso de que la Agencia Tributaria entendiese que dicha Indemnización está sujeta a IVA, GFAT se compromete a mantener indemne a Aurinka frente a cualesquiera posibles reclamaciones, de cualquier tipo, que, en relación con dicho IVA exclusivamente, provengan de la Agencia Tributaria, incluyendo, a título ejemplificativo, cuota, intereses, recargos, sanciones y cualesquiera gastos que pudieran derivarse de dichas reclamaciones, debiendo GFAT asumir la defensa frente a las mismas, de conformidad con lo previsto a continuación.

Asimismo, en caso de que Aurinka recibiera una reclamación o solicitud de información de la Agencia Tributaria en relación con el pago del IVA (la “Reclamación”) derivado de la Indemnización, Aurinka se compromete expresamente a lo siguiente:

•

En el plazo de diez (10) días naturales desde la recepción de la Reclamación, y en todo caso no más tarde de quince  (15)  días naturales antes de la fecha en que expire el plazo legal para contestar a  dicha Reclamación, Aurinka informará por escrito a GFAT de la recepción de la Reclamación.

•

Aurinka acompañará a la notificación la información y documentación que tuviera en relación con la Reclamación para permitir a GFAT: (a) evaluar la conveniencia de transigir o alcanzar un acuerdo en relación con la misma; o (b) preparar la defensa frente a la Reclamación, en el caso de que la estimen improcedente, de conformidad con lo previsto a continuación.

•	Aurinka otorgará a GFAT y a los asesores que ésta contrate los poderes que sean necesarios a fin de que GFAT asuma la defensa frente a la Reclamación.
•	GFAT deberá mantener puntualmente informada a Aurinka del desarrollo de la Reclamación y la defensa de la misma.

Las Partes reconocen que la presente Carta tiene carácter confidencial y se comprometen a no desvelar la misma o su contenido a ninguna otra persona sin el previo consentimiento de las restantes partes firmantes del Acuerdo de Resolución, excepto (i) que sea requerido por disposición legal o por una autoridad gubernamental o regulatoria; (ii) que se produzca un incumplimiento de la misma por cualquiera de una de las Partes, en cuyo caso, la Parte cumplidora tendrá derecho a desvelar la existencia de la misma.

La presente Carta será interpretada y cumplida en sus propios términos, y se regirá por la legislación común española.

Para la solución de cuantas controversias puedan surgir en relación con el cumplimiento, ejecución e interpretación de la presente Carta, queda convenida la sumisión de las Partes a la jurisdicción de los Juzgados y Tribunales de Madrid capital.

Y PARA QUE CONSTE Y EN PRUEBA DE CONFORMIDAD, las Partes firman este Acuerdo de Resolución por duplicado, a un solo efecto, en el lugar y en la fecha indicados en el encabezamiento, visando cada página.

[Sigue hoja de firmas]

AURINKA PHOTOVOLTAIC GROUP, S.L.GRUPO FERROATLÁNTICA, S.A.U.

FERROSOLAR OPCO GROUP, S.L.    FERROATLÁNTICA, S.A.U.